UNITED STATES

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VIRIOS THERAPEUTICS, INC.

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February 27, 2024

Dear Virios (VIRI) Shareholders,

On behalf of the Virios directors and the executive team, we would like to provide a corporate progress report on several key topics as we proceed through the first quarter of 2024.

Special Shareholder Meeting: On March 1, 2024, we will hold a special shareholder meeting, whereby we are requesting your approval to execute a reverse stock split some time over the course of the next 12 months. In our outreach to shareholders in connection with the meeting, we heard concerns about whether and when the reverse stock split would be implemented, if approved, and we want to address those concerns here. Approval of this proposal does not commit the Company to the execution of a reverse stock split. It does provide maximum strategic optionality moving forward, including the ability to execute strategic transactions and to enable future fund raising.

Indeed, the Board’s unanimous view is that the implementation of the reverse stock split should be deferred until after the Company has clarity on the results of the current Long-COVID (“LC”) study being independently run via an unrestricted grant to the Bateman Horne Center. Results from this study are currently projected to be reported in the second half of 2024.

Director Fee and Management Team 10% Salary Cut: We work diligently to minimize operational expenses and deploy our cash to fund value creating research as evidenced by the fact that we operate VIRI as a public company with four full-time employees. In order to underscore the management team’s alignment as fellow shareholders and to emphasize our commitment to long-term success and value creation, all of Virios’ employees have agreed to a 10% salary compensation reduction in exchange for future vesting stock options. In addition, our directors have also agreed to a 10% reduction in cash director fees.

IMC-2 Long-COVID Development Program: We have clarity from the Food and Drug Administration (“FDA”) on the development requirements for advancing IMC-2 (combination of valacyclovir and celecoxib) into Phase 2 development as a treatment for LC symptoms. As noted above, we expect to receive top line results from the ongoing Bateman Horne Center independent investigator supported study in the second half of 2024.  There continues to remain a high unmet medical need for treating LC symptoms. Recently, a USA Today Health article reported that federal estimates suggest at least 16 million Americans have LC and as many as 4 million of them are disabled by it. There are currently no FDA approved LC treatments. We are excited that IMC-2 has the potential to be one of the first approved treatments for LC and are exploring various means by which to fund execution of the important Phase 2b IMC-2 trial.

IMC-1 Fibromyalgia Development Program: We reached alignment with the FDA on the IMC-1 (combination of famciclovir and celecoxib) Phase 3 development program for treatment of fibromyalgia. We continue to be engaged with potential external entities who have an interest in partnering for this important program.

The Virios team remains committed to delivering on the promise of combination antiviral therapy to address a multitude of serious health issues and illnesses. We appreciate your support.

Sincerely,

Greg Duncan

Chairman & Chief Executive Office

Virios Therapeutics, Inc.

About Virios Therapeutics, Inc.

Virios Therapeutics (Nasdaq: VIRI) is a development-stage biotechnology company focused on advancing novel antiviral therapies to treat diseases associated with a viral triggered abnormal immune response such as fibromyalgia (“FM”) and Long-COVID (“LC”). Overactive immune response related to activation of tissue resident herpesvirus has been postulated to be a potential root cause of chronic illnesses such as FM, irritable bowel syndrome, LC, chronic fatigue syndrome and functional somatic syndromes, all of which are characterized by a waxing and waning manifestation of disease, often triggered by events which compromise the immune system. Our lead development candidates are novel, proprietary, fixed dose combinations of an antiviral compound and celecoxib designed to synergistically suppress herpesvirus replication, with the end goal of reducing virally promoted disease symptoms. IMC-1 (fixed dose combination of famciclovir and celecoxib) has been granted fast track designation by the FDA. For more information, please visit www.virios.com.

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Forward-Looking Statements

Statements in this announcement contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Virios Therapeutics’ current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to Virios Therapeutics’ product candidates, potential future partnerships or other material transactions, and the requirements of or feedback from Nasdaq regarding the continued listing of our common stock. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Virios

Therapeutics, Inc. undertakes no duty to update such information except as required under applicable law.

Contact:

IR@Virios.com